EXHIBIT 2.1

ACQUISITION AND SHARE EXCHANGE AGREEMENT

By and Among

WINSONIC DIGITAL MEDIA GROUP, LTD.

And

Tytess Design & Development, Inc.

And

Cedric T. Drayton,
The sole shareholder of Tytess Design & Development, Inc.

Executed on
November 2, 2006
and Effective as of
November 2, 2006

§ 4.09	Personnel	15
§ 4.10	Releases	15
§ 4.11	Corporate Records	16
§ 4.12	Shareholder Approval	16

ARTICLE V. CLOSING DELIVERABLES TO TYTESS AND SHAREHOLDER		16

§ 5.01	Other Closing Documents	16
§ 5.02	No Legal Action	16

ARTICLE VI. COVENANTS		16

§ 6.01	Access to Records	16
§ 6.02	Conduct of Business	16
§ 6.03	Advise of Changes	17
§ 6.04	Other Projects	17

ARTICLE VII. MISCELLANEOUS		17

§ 7.01	Further Actions	17
§ 7.02	Availability of Equitable Remedies	17
§ 7.03	Modification	18
§ 7.04	Notices	18
§ 7.05	Waiver	18
§ 7.06	Joint and Several Obligations	18
§ 7.07	Binding Effect	18
§ 7.08	No Third-Party Beneficiaries	18
§ 7.09	Separability	19
§ 7.10	Headings	19
§ 7.11	Governing Law; Jurisdiction; Venue	19
§ 7.12	Counterparts	19

List of Schedules and Exhibits

Schedules

The Tytess Disclosure Schedule

Exhibits
Exhibit A - Certification of Accuracy of Representations and Warranties and Compliance with Conditions
Exhibit B - General Release

ACQUISITION AND SHARE EXCHANGE AGREEMENT

THIS ACQUISITION AND SHARE EXCHANGE AGREEMENT (this “Agreement”), executed on the 27th day of October, 2006 and effective for all purposes hereunder as of 12:00 PM (EST) on the 2nd day of November, 2006, is made and entered into by and among WINSONIC DIGITAL MEDIA GROUP, LTD., a Nevada corporation (“WinSonic”), Tytess Design and Development, Inc., a Georgia Corporation (“Tytess”), and Cedric T. Drayton, the sole shareholder of Tytess (sometimes referred to as “Shareholder”).

Introduction:

WHEREAS, the parties to this Agreement have determined it to be in the best long-term interest of the parties and their respective shareholders for WinSonic to acquire all of the ownership rights in Tytess (the “Ownership Rights”) from the sole shareholder of Tytess in exchange for common stock of WinSonic and for Tytess to become a subsidiary of WinSonic, on the terms and subject to the conditions set forth herein (the “Acquisition”);

WHEREAS, the respective Boards of Directors of WinSonic, and the Directors, Officers and Shareholders of Tytess have approved this Agreement and the Acquisition;

WHEREAS, Cedric T. Drayton is the sole shareholder of Tytess and has approved the Acquisition; and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to consummate the Acquisition.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and provisions set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.
Acquisition and Share Exchange

§ 1.01	Acquisition and Share Exchange

At the Effective Time (as defined below), Shareholder shall sell, transfer and convey to WinSonic all of its Ownership Rights in Tytess. As consideration for the Ownership Rights, WinSonic shall issue to Cedric T. Drayton, as Shareholder, 1,146,593 shares of common stock of WinSonic, par value 1.00 (the “Common Stock”), for total consideration equal to $458,637.

§ 1.02	Effective Time

Notwithstanding any filings that may have been made with the Secretary of State of Nevada in respect of the Acquisition, for all purposes hereunder, the “Effective Time” shall be 11:59 p.m. (EST) on November 2, 2006.

§ 1.03	Closing

The closing of the transactions contemplated by this Agreement shall take place at the offices of WinSonic on November 2, 2006 (the “Closing”). The date on which the Closing occurred is herein referred to as the “Closing Date.”

§ 1.04	Effects of the Acquisition

The Acquisition shall have the effects set forth in the applicable provisions of the Georgia Business Corporations Law (“GBCL”) and the Nevada Revised Statutes (“NRS”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, WinSonic shall be the sole shareholder of Tytess and Tytess shall be a direct subsidiary of WinSonic.

§ 1.05	Exchange Procedures

(a)  The parties hereto agree that WinSonic will act as exchange agent in connection with the Acquisition.

(b)  At the Closing, Shareholder shall surrender his certificate(s) representing his Ownership Rights in Tytess in exchange for, and WinSonic shall deliver to Shareholder in exchange therefore, certificates representing the number of shares of Common Stock that Shareholder have the right to receive pursuant to Section 1.01 herein.

§ 1.06	No Further Ownership Rights in Tytess Units

All shares of Common Stock of WinSonic issued upon the surrender for exchange of the Ownership Rights of Tytess in accordance with the terms of this Article I shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Ownership Rights of Tytess.

§ 1.07	Stock Transfer Books

The stock transfer books of Tytess shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of the Tytess units thereafter on the books of Tytess. On or after the Effective Time, but subject to applicable abandoned property, escheat and similar laws, any certificates representing Tytess Units presented to the Subsidiary or the Parent for any reason shall be converted into WinSonic Common Stock with respect to Tytess Units formerly represented thereby at the Exchange Ratio.

Article II.
Representations and Warranties of Tytess and Shareholder

In order to induce WinSonic to enter into this Agreement and to consummate the Acquisition, Tytess and Shareholder jointly and severally represent and warrant as of the Closing Date to WinSonic as follows, subject in each case to such exceptions as are set forth in the attached “The Tytess Disclosure Schedule” in the section thereof numbered and captioned to correspond to the specific representation or warranty to which such exception relates:

§ 2.01	Organization and Qualification

Tytess is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. Tytess has all requisite power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. The minute books of Tytess have been made available to WinSonic for inspection and accurately record therein all corporate actions taken by the directors, officers and shareholders of Tytess. Section 2.01 of The Tytess Disclosure Schedule sets forth as to Tytess, its respective place of organization, principal places of business, jurisdictions in which it is qualified to do business, and the businesses which it presently conducts and which it contemplates conducting.

§ 2.02	Corporate Power; Binding Effect

Shareholder and Tytess have all requisite power and full legal right to execute and deliver this Agreement, and to perform all of its obligations hereunder in accordance with the terms hereof. This Agreement and the transactions contemplated hereby have been duly approved and authorized by all requisite organizational action on the part of Tytess, and this Agreement has been duly executed and delivered by Tytess and Shareholder and constitutes a legal, valid, and binding obligation of Tytess and Shareholder, respectively, enforceable against it in accordance with its terms. The execution, delivery, and performance by Tytess of this Agreement in accordance with its terms, and the consummation by Tytess of the transactions contemplated hereby, will not result (with or without the giving of notice or the lapse of time or both) in any conflict, violation, breach, or default, or the creation of any lien, or the termination, acceleration, vesting, or modification of any right or obligation, under or in respect of (a) the Articles of Incorporation of Tytess, (b) any judgment, decree, order, statute, rule, or regulation binding on or applicable to Tytess, or (c) any agreement or instrument to which Tytess is a party or by which it’s assets are bound. The Acquisition has been approved by all corporate action required by the laws of the State of Georgia and by Tytess’s Articles of Incorporation.

§ 2.03	Foreign Qualification

Tytess is duly qualified to do business and is in good standing as a foreign corporation, in each jurisdiction in which the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary, other than any jurisdictions in which the failure so to qualify or be in good standing would not, either in any case or in the aggregate, have a material adverse effect.

§ 2.04	Subsidiaries

Tytess has no subsidiaries.

§ 2.05	Capitalization

(a)  The authorized and the outstanding Ownership Rights and any other securities issued by Tytess are as set forth in Section 2.05(a) of The Tytess Disclosure Schedule, and all such outstanding Ownership Rights and other securities, if any, are owned (of record and beneficially) by Shareholder in the amounts indicated thereon. All such outstanding Ownership Rights and other securities, if any, are duly authorized, validly issued, fully paid, and nonassessable, and free and clear of liens.

(b)  Tytess is not bound by, or has any obligation to grant or enter into, any (i) outstanding subscriptions, options, warrants, calls, commitments, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold, any shares of its capital stock, any ownership rights or any other equity security, or any securities described in the following clause, or (ii) securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise acquire any shares of its capital stock, any ownership rights or any other equity security.

(c)  Tytess (i) has no outstanding obligations, contractual or otherwise, to repurchase, redeem, or otherwise acquire any shares of capital stock, ownership rights or other equity securities of Tytess, (ii) is not a party to or bound by, or has knowledge of, any agreement or instrument relating to the voting of any of its securities, or (iii) is not a party to or bound by any agreement or instrument under which any person has the right to require it to effect, or to include any securities held by such person in, any registration under the Securities Act of 1933, amended (the “Securities Act”).

§ 2.06	Financial Condition

(a)  Financial Statements. Tytess has delivered to WinSonic its unaudited unconsolidated financial statements, including balance sheets and the related statements of operations and accumulated deficit and statements of cash flows for the one-year period ended December 31, 2005 (the “Financial Statements”) certified by Kim & Company, Inc., CPA, P.C., Tytess’s Principal Independent Auditing Firm. The Financial Statements fairly present the financial condition and the results of operations, changes in Shareholder’s equity and cash flows of Tytess as at the respective dates of and for the periods referred to therein, all in accordance with GAAP. The Financial Statements reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to such financial statements. Since December 31, 2005, there has been no change in Tytess’s method of accounting for tax purposes or any other purpose. The Financial Statements as of December 31, 2005 disclose all liabilities of Tytess required to be disclosed therein under GAAP and contain adequate reserves for taxes and all other material accrued liabilities. The Financial Statements have been prepared from and are in accordance with the accounting books and records of Tytess.

(b)  Accounts Receivable. Accounts receivable and trade receivables (collectively defined as the “Accounts Receivable”) of Tytess reflected in the Financial Statements are valid, bona fide subsisting claims for the aggregate amounts thereof reflected in the Financial Statements net of the reserves or allowances for doubtful receivables reflected in such Financial Statement or thereafter in Tytess’s books and records uniformly maintained in accordance with the Financial Statements accounted for in accordance with GAAP.

(c)  Accounts Payable. Section 2.06(c) of The Tytess Disclosure Schedule sets forth a true, correct and complete list of all accounts payable of Tytess at the Closing Date, including amounts payable to trade creditors (the “Trade Creditors”) and other short-term liabilities commonly identified as accounts payable, which are, to the best knowledge of Tytess and Shareholder, bona fide, valid and binding obligations of Tytess incurred in the ordinary course of business on an arms-length basis.

§ 2.07	Absence of Certain Changes

Since December 31, 2005, there has not been:

(a)  any (i) acquisition (by purchase, lease as lessee, license as licensee, or otherwise) or disposition (by sale, lease as lessor, license as licensor, or otherwise) by Tytess of any material properties or assets, or (ii) other transaction by, or any agreement or commitment on the part of, Tytess, other than in the ordinary course of business that has not caused and will not cause, either in any case or in the aggregate, a material adverse effect;

(b)  any material change in the condition (financial or otherwise), properties, assets, liabilities, investments, revenues, expenses, income, operations, business, or prospects of Tytess or in any of its respective relationships with any suppliers, customers, or other third parties with whom any of them has financial, commercial, or other business relationships, other than changes in the ordinary course of business that have not caused and cannot reasonably be expected to cause, either in any case or in the aggregate, a material adverse effect;

(c)  any transaction or change in compensation by Tytess with any of its respective directors, officers, shareholders or key employees, other than the payment of compensation and reimbursement of reasonable employee travel and other business expenses in accordance with existing employment arrangements and usual past practices;

(d)  any damage, destruction, or loss, whether or not covered by insurance, that, either in any case or in the aggregate, has caused, or could reasonably be expected to cause, a material adverse effect;

(e)  any declaration, setting aside, or payment of any dividend or any other distribution (in cash, stock, and/or property or otherwise) in respect of any shares of the capital stock, ownership rights, or other securities of Tytess;

(f)  any issuance of any shares of the capital stock, ownership rights or other securities of Tytess, or any direct or indirect redemption, purchase, or other acquisition by Tytess of any shares of their respective capital stock, ownership rights or other securities;

(g)  any change in directors, officers, shareholders, key employees, or material independent contractors of Tytess;

(h)  any labor trouble or claim of unfair labor practices involving Tytess, any increase in the compensation or other benefits payable or to become payable by Tytess to any of their respective affiliates, or to any of its directors, officers, shareholders, employees, or independent contractors, or any bonus payments or arrangements made to or with any of such officers, employees, or independent contractors;

(i)  any forgiveness or cancellation of any debt or claim by Tytess or any waiver by Tytess of any right of material value, other than compromises of accounts receivable in the ordinary course of business;

(j)  any incurrence or any payment, discharge, or satisfaction by Tytess of any material indebtedness or any material obligations or material liabilities, whether absolute, accrued, contingent, or otherwise (including without limitation liabilities, as guarantor or otherwise, with respect to obligations of others), other than in the ordinary course of business that have not caused and cannot reasonably be expected to cause, either in any case or in the aggregate, a material adverse effect.

(k)  any incurrence, discharge, or satisfaction of any lien (i) by Tytess, or (ii) on any of the capital stock, ownership rights, other securities, properties, or assets owned or leased by Tytess;

(l)  any change in the financial or tax accounting principles, practices, or methods of Tytess; or

(m)  any agreement, understanding, or commitment by or on behalf of Tytess, whether in writing or otherwise, to do or permit any of the things referred to in this Section 2.08.

§ 2.08	Properties, Leases, Etc.

(a)  Title to Properties; Condition of Personal Properties. Tytess has (i) good and marketable title to all of the assets and properties owned by it, including without limitation all assets and properties reflected in the Financial Statements free and clear of all liens, (ii) valid title to the lessee interest in all assets and properties leased by them as lessee, free and clear of all liens, and (iii) full right to hold and use all of its assets and properties used in or necessary to its businesses and operations, in each case all free and clear of all liens, and in each case subject to applicable laws and the terms of any lease under which Tytess leases such assets or properties as lessee. All such assets and properties are in good condition and repair, reasonable wear and tear excepted, and collectively are adequate and sufficient to carry on the businesses of Tytess as presently conducted and as proposed to be conducted.

(b)  No Owned Real Properties. Tytess does not own any real property or any interest (other than a leasehold interest) in any real property.

(c)  Leased Properties. Section 2.08(c) of The Tytess Disclosure Schedule sets forth a complete and correct description of all leases of real or personal property under which Tytess is lessor or lessee. Complete and correct copies of all such leases and all amendments, supplements, and modifications thereto, other than any personal property lease with an annual rent of less than $10,000 and total remaining rental payments of less than $20,000, have been delivered to WinSonic. Each such lease is valid and subsisting and, to Tytess’s or Shareholder’s knowledge, no event or condition exists that constitutes, or after notice or lapse of time or both would constitute, a default hereunder by Tytess, as the case may be; or, to Tytess’s or Shareholder’s knowledge, any other party thereto. Tytess’s leasehold interests are subject to no lien, and Tytess is in quiet possession of the properties covered by its lease. Tytess has established adequate reserves which are reflected in the Financial Statements, for the anticipated costs of any property renovation and repairs to Tytess’s leased premises required to be performed or paid for by it upon termination of any of its leases of real property.

§ 2.09	Indebtedness

Except as described in Section 2.09 of The Tytess Disclosure Schedule or disclosed in the Financial Statements, immediately after the Closing, Tytess will not have any indebtedness outstanding. Tytess is not in default with respect to any outstanding indebtedness or any instrument or agreement relating thereto, and no such indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any securities by Tytess or the operation of its business. Complete and correct copies of all instruments and agreements (including all amendments, supplements, waivers, and consents) relating to any indebtedness of Tytess have been furnished to WinSonic.

§ 2.10	Absence of Undisclosed Liabilities

Except to the extent reflected or reserved in the Financial Statements, or incurred in the ordinary course of business since December 31, 2005, Tytess has no material liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others) and whether due or to become due.

§ 2.11	Tax Matters

(a)  Filing of Tax Returns and Payment of Taxes. Except as described in Section 2.11 of The Tytess Disclosure Schedule, Tytess has timely filed all tax returns required to be filed by it, each such tax return has been prepared in compliance with all applicable laws and regulations, and all such tax returns are true and accurate in all respects. All taxes due and payable by Tytess have been paid, and Tytess will not be liable for any additional taxes in respect of any taxable period ending on or before the Closing Date in an amount that exceeds the corresponding reserve therefore, if any, reflected in the accounting records of Tytess as of the Closing Date. No claim has ever been made by a taxing authority in a jurisdiction where Tytess does not pay taxes or file tax returns that Tytess is or may be subject to taxes assessed by such jurisdiction. There are no liens for taxes (other than current taxes not yet due and payable) on the assets of Tytess.

(b)  Audit History, Extensions, Etc. There is no action, suit, taxing authority proceeding, or audit with respect to any tax now in progress, pending, or to the best of Tytess’s and Shareholder’s knowledge, threatened, against or with respect to Tytess. No deficiency or proposed adjustment in respect of taxes that has not been settled or otherwise resolved has been asserted or assessed by any taxing authority against Tytess. Tytess has not consented to extend the time in which any tax may be assessed or collected by any taxing authority. Tytess has not requested or been granted an extension of the time for filing any tax return to a date on or after the Closing Date.

(c)  Shareholdership in Affiliated Groups, Etc. Tytess has never been a Shareholder of any affiliated group, or filed or been included in a combined, consolidated, or unitary tax return. Tytess is not a party to or bound by any tax sharing or allocation agreement or has any current or potential contractual obligation to indemnify any other person with respect to taxes.

(d)  Withholding Taxes. Tytess has withheld and paid all taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor, or other person.

§ 2.12	Litigation and Claims

No litigation, arbitration, action, suit, claim, demand, proceeding or investigation (whether conducted by or before any judicial or regulatory body, arbitrator, commission or other person) is pending or, to Tytess’s or Shareholder’s knowledge, is threatened, against Tytess, nor is there any basis therefore known to Tytess or Shareholder.

§ 2.13	Safety, Zoning, and Environmental Matters

(a)  Tytess, is not or has not been in violation of any applicable statute, law, or regulation relating to occupational health or safety, other than those the violation of which would not, either in any case or in the aggregate, have a material adverse effect, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against or received by Tytess alleging any failure by Tytess to comply with any such statute, law, or regulation, nor is there any basis therefore known to Tytess or Shareholder.

(b)  To the best of Tytess’s or Shareholder’s knowledge, none of the real properties presently owned, leased, or operated by Tytess, nor any leasehold improvements thereto, nor any business conducted by Tytess thereon, is in violation of any applicable land use or zoning requirements, including without limitation any building line or use or occupancy restriction, any public utility or other easement, any limitation, condition, or covenant of record, or any zoning or building law, code, or ordinance.

(c)  Tytess is not presently, or has not been, in violation of any judgment, decree, order, statute, law, permit, license, rule, or regulation pertaining to environmental matters, including without limitation those arising under any environmental laws, other than those the violation of which would not, either in any case or in the aggregate, have a material adverse effect, nor has Tytess received any written notice alleging any such violation.

(d)  Tytess has not received any notice or request for information from any third party, including without limitation any federal, state, or local governmental authority, (i) that it has been identified by the Environmental Protection Agency or any state environmental regulatory authority as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, or under any equivalent state law; (ii) that any hazardous substances that it has generated, transported, or disposed of have been found at any site at which a federal, state, or local agency or other third party has conducted or has ordered it to conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or will or may be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding arising out of any third party’s incurrence of damages in connection with the release (within the meaning of CERCLA) of any hazardous substances or any other environmental matters. No circumstances exist that could reasonably be expected to give rise to any such notice or request for information or to any damages.

§ 2.14	Material Contracts

Except for the contracts, agreements and other arrangements set forth in Section 2.14 of The Tytess Disclosure Schedule and contracts, agreements, or other arrangements that have been fully performed and with respect to which Tytess has no further obligations or liabilities, Tytess is not a party to or otherwise bound by (i) any agreement, instrument, or commitment that may affect Tytess’s ability to consummate the transactions contemplated hereby, or (ii) any other material agreement, instrument, or commitment, including without limitation any:

(a) agreement for the purchase, sale, lease, or license by or from it of services, products, or assets, requiring total payments by or to it in excess of $10,000 in any instance, or entered into other than in the ordinary course of business;

(b) agreement requiring it to purchase all or substantially all of its requirements for a particular product or service from a particular supplier or suppliers, or requiring it to supply all of a particular customer’s or customers’ requirements for a certain service or product;

(c) agreement or other commitment pursuant to which it has agreed to indemnify or hold harmless any other person, other than agreements with respect to the purchase, sale, lease or license from it of services, products or assets in the ordinary course of business;

(d) (i) employment agreement providing for annual payments equal to or in excess of $100,000 per annum and/or with a term greater than one (1) year, (ii) consulting agreement providing for annual payments equal to or in excess of $100,000 per annum and/or with a term greater than one (1) year, or (iii) agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of the sale or other change in control of it;

(e) agreement with any current or former Affiliate, Shareholder, officer, employee, or consultant, or with any person in which any such Affiliate has an interest;

(f) joint venture, partnership or teaming agreement;

(g) agreement with any domestic or foreign government or agency or executive office thereof or any subcontract between it and any third party relating to a contract between such third party and any domestic or foreign government or agency or executive office thereof;

(h) agreement imposing non-competition or exclusive dealing obligations on it;

(i) agreement with respect to the confidentiality of Tytess’s Proprietary Information (as defined in Section 2.17(a) hereof), and the assignment to Tytess of any and all rights employees of Tytess might have to acquire with respect to technology, inventions, developments, etc., developed in connection with this employment with Tytess; and

(j) agreement the performance of which is reasonably likely to result in a loss to Tytess.

Tytess has delivered or caused to be delivered to WinSonic correct and complete copies (or written summaries of the material terms of oral agreements or understandings) of each agreement, instrument, and commitment listed in The Tytess Disclosure Schedule, each as amended to date. Each such agreement, instrument, and commitment is a valid, binding and enforceable obligation of Tytess and, to Tytess’s or Shareholder’s knowledge, of the other party or parties thereto, and is in full force and effect. Tytess is not, nor, to Tytess’s or Shareholder’s knowledge, is any other party thereto, (nor is Tytess considered by any other party thereto to be) in breach of or noncompliance with any term of any such agreement, instrument, or commitment (nor is there any basis for any of the foregoing), except for any breaches or noncompliance’s that singly or in the aggregate would not have a material adverse effect. Other than in the ordinary course of business, no claim, change order, request for equitable adjustment, or request for contract price or schedule adjustment, between Tytess and any supplier, customer or any other person, relating to any agreement, instrument, or commitment listed in The Tytess Disclosure Schedule is pending or, to Tytess’s or Shareholder’s knowledge, threatened, nor is there any basis for any of the foregoing. No agreement, instrument, or commitment listed in The Tytess Disclosure Schedule (i) includes or incorporates any provision, the effect of which may be to enlarge or accelerate any of the obligations of Tytess or to give additional rights to any other party thereto, (ii) will terminate, lapse, or (iii) in any other way be affected, by reason of the Acquisition, the effect of which would have a material adverse effect on Tytess.

§ 2.15	Employees; Labor Relations; Benefit Plans

(a) Employees. Section 2.15(a) of The Tytess Disclosure Schedule set forth the name, employment relationship, present compensation arrangement and other material terms or employment or engagement of each Shareholder, officer, employee and consultant of Tytess.

(b) Labor Relations. Tytess is in compliance with all applicable federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, other than those the violation of which would not, either in any case or in the aggregate, have a material adverse effect, and Tytess is not engaged in any unfair labor practice. There is no charge pending or, to the best of Tytess’s knowledge, threatened, against or with respect to Tytess before any court or agency and alleging unlawful discrimination in employment practices, and there is no charge of or proceeding with regard to any unfair labor practice against Tytess pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down, or work stoppage pending or, to Tytess’s knowledge, threatened against or involving Tytess. None of the employees of Tytess is covered by any collective bargaining agreement, and no such collective bargaining agreement is currently being negotiated. No one has petitioned and, to Tytess’s knowledge, no one is now petitioning, for union representation of any employees of Tytess. Tytess has not experienced any work stoppage or other material labor difficulty.

(c) Benefit Plans.

(i)
Identification of Plans. Except for the arrangements set forth in Section 2.15(c) of The Tytess Disclosure Schedule, Tytess does not maintain or contribute to any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, for the benefit of any Shareholder, officer, consultant, or employee of any of them, whether active or terminated; nor has it ever maintained or contributed to any such plan, policy, or arrangement that was subject to ERISA. Each of the arrangements set forth in Section 2.15(c) of The Tytess Disclosure Schedule is herein referred to as an “Employee Benefit Plan.”

(ii)
Compliance with Terms and Law. Each Employee Benefit Plan is and has been maintained and operated in compliance in all material respects with the terms of such plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental, or court orders, or governmental rules or regulations in effect from time to time, including but not limited to ERISA and the Code, and applicable to such plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified.

(iii)	Absence of Certain Events and Arrangements.

(A)
There is no pending or, to Tytess’s or Shareholder’s knowledge, threatened, legal action, proceeding, or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan, or any fiduciary or service provider thereof and there is no basis for any such legal action or proceeding.

(B)
No Employee Benefit Plan, nor any party in interest in respect thereof has engaged in a prohibited transaction that could subject Tytess directly or indirectly, to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.

(C)	No communication, report, or disclosure has been made that, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan.

(D)
No Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA).

(E)
Tytess has not undertaken to maintain any Employee Benefit Plan for any specific period of time and each such plan is terminable at the sole discretion of Tytess as the case may be, subject only to such constraints as may be imposed by applicable law.

(F)	No Employee Benefit Plan is maintained pursuant to a collective bargaining agreement or is or has been subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.

(iv)
Funding of Certain Plans. With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts that, under the terms of each such plan, it is required to have paid as contributions to that plan as of the end of such plan’s most recently ended year, and through the Closing hereof.

§ 2.16	Potential Conflicts of Interest

Neither Tytess, nor any of its respective shareholders (including, without limitation, Shareholder), officers, or employees, (i) owns, directly or indirectly, any interest (excepting passive holdings for investment purposes of not more than 2% of the securities of any publicly held and traded company) in, or is a Shareholder, officer, employee, or consultant of, any person that is a competitor, lessor, lessee, customer, or supplier of Tytess; (ii) owns, directly or indirectly, any interest in any tangible or intangible property used in or necessary to the business of Tytess; (iii) to Tytess’s or Shareholder’s knowledge, has any cause of action or other claim whatsoever against Tytess, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements; or (iv) owes any amount to Tytess.

§ 2.17	Patents, Trademarks, Business Name

(a) Section 2.17 of The Tytess Disclosure Schedule lists all patents, patent applications, trademarks, trade names, service marks, logos, copyrights, and licenses used in or necessary to Tytess’s business (other than for software programs that have not been customized for its use), as now being conducted or as proposed to be conducted (collectively, and together with any technology, know-how, trade secrets, processes, formulas, and techniques used in or necessary to Tytess’s business, “Proprietary Information”). Tytess owns, or is licensed or otherwise has the full and unrestricted exclusive right to use, without the payment of royalties or other further consideration, all Proprietary Information, and no other intellectual property rights, privileges, licenses, contracts, or other agreements, instruments, or evidences of interests are necessary to or used in the conduct of their respective businesses.

(b) Each instance where Tytess’s rights to Proprietary Information arise under a license or similar agreements (other than for software programs that have not been customized for its use) is indicated in Section 2.17 of The Tytess Disclosure Schedule and such rights are licensed exclusively to such entity except as indicated in Section 2.17 of The Tytess Disclosure Schedule. No other person has an interest in, other than the licensor with respect to licensed Proprietary Information, or right or license to use, other than the licensor after the expiration of the license with respect to licensed Proprietary Information, any of the Proprietary Information. To the best of Tytess’s or Shareholder’s knowledge, none of the Proprietary Information is being infringed by others, or is subject to any outstanding order, decree, judgment, or stipulation. No litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitral, or administrative body) relating to the Proprietary Information is pending (other than litigation against the licensor of any Proprietary Information licensed to Tytess with respect to which Tytess and Shareholder have no knowledge) or, to Tytess’s or Shareholder’s knowledge, threatened, nor, to the best of Tytess’s or Shareholder’s knowledge, is there any basis for any such litigation or proceeding. Tytess maintains adequate and sufficient security measures for the preservation of the secrecy and proprietary nature of the Proprietary Information consistent with the practice in its industry.

(c) To the best of Tytess’s or Shareholder’s knowledge: (i) neither Tytess, nor any of its respective employees, has infringed or made unlawful use of, or is, to Tytess’s or Shareholder’s knowledge, infringing or making unlawful use of, any proprietary or confidential information of any person, including without limitation any former employer of any past or present employee or consultant of Tytess; and (ii) the activities of Tytess’s employees, in connection with their employment, do not violate any agreements or arrangements that any such employees or consultants have with any former employer or any other person. No litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitral, or administrative body) charging Tytess with infringement or unlawful use of any patent, trademark, copyright, or other proprietary right is pending or, to Tytess’s or Shareholder’s knowledge, threatened; nor is there any basis for any such litigation or proceeding.

(d) To the best of Tytess’s or Shareholder’s knowledge, no Shareholder, officer, employee, or consultant of Tytess is presently obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court of administrative agency, that (i) conflicts or may conflict with his or her agreements and obligations to use his or her best efforts to promote the interests of Tytess, (ii) conflicts or may conflict with the business or operations of Tytess as presently conducted or as proposed to be conducted, or (iii) restricts or may restrict the use or disclosure of any information that may be useful to Tytess.

§ 2.18	Insurance

Section 2.18 of The Tytess Disclosure Schedule lists the policies of theft, fire, liability, worker’s compensation, life, property and casualty, Shareholder’s and officers’, medical malpractice, and other insurance owned or held by Tytess and the basis on which such policies provide coverage (i.e., an incurrence or claims-made basis). All such policies are, and at all times since the respective dates set forth in Section 2.18 of The Tytess Disclosure Schedule, have been, in full force and effect, are sufficient for compliance in all respects by Tytess with all requirements of law and of all agreements to which it is a party, and provide that they will remain in full force and effect through the respective dates set forth in Section 2.18 of The Tytess Disclosure Schedule, and will not terminate or lapse or otherwise be affected in any way by reason of the transactions contemplated hereby.

§ 2.19	Governmental and Other Third-Party Consents

No consent, approval, or authorization of, or registration, designation, declaration, or filing with, any governmental authority, federal or other, or any other person is required on the part of Tytess in connection with it’s execution, delivery, or performance of this Agreement or it’s consummation of the transactions contemplated hereby or thereby after the Closing Date.

§ 2.20	Employment of Officers, Employees

Section 2.20 of The Tytess Disclosure Schedule set forth those persons who served as chief executive officer during Tytess’s 2005 fiscal year and each of Tytess’s other executive officers who earned (or accrued) compensation in excess of $100,000 during the year ended December 31, 2005.

§ 2.21	Compliance with Other Instruments, Laws, Etc.

Tytess has complied with, and is in compliance with, (i) all laws, statutes, governmental regulations, judicial or administrative tribunal orders, judgments, writs, injunctions, decrees, and similar commands applicable to it and its business, and all unwaived terms and provisions of all agreements, instruments, and commitments to which it is a party or to which it or any of its assets or properties is subject, except for any non compliances that, both individually and in the aggregate, have not had and could not reasonably be expected to have a material adverse effect, and (ii) its certificate of formation or organization, each as amended to date. Tytess has not committed, been charged with, or, to Tytess’s or Shareholder’s knowledge, been under investigation with respect to, nor does there exist, any violation by Tytess of any provision of any federal, state, or local law or administrative regulation, except for any violations that, both singly or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect. Tytess has and maintains, and Section 2.21 of The Tytess Disclosure Schedule sets forth a complete and correct list of all such licenses, permits, and other authorizations from all such governmental authorities as are legally required for the conduct of its business or in connection with the ownership or use of its properties, except for any such licenses, permits, and other authorizations, the failure to obtain or maintain which in effect, both singly or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect, and all of which (except as specifically described in Section 2.21 of The Tytess Disclosure Schedule) are in full force and effect in all material respects, and true and complete copies of all of which have been delivered to WinSonic.

§ 2.22	Compliance with Securities Laws

Neither Shareholder nor Tytess, nor anyone acting on behalf of any of them, will hereafter offer to sell, solicit offers to buy, or sell any securities of Tytess so as to subject the offer, issuance, and sale of the Common Stock of WinSonic to the registration requirements of the Securities Act.

§ 2.23	Questionable Payments

Tytess has taken no action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations there under. To Tytess’s or Shareholder’s knowledge, there is not now, and there has never been, any employment by Tytess of, or beneficial ownership in Tytess by, any governmental or political official in any country in the world.

§ 2.24	Brokers

No finder, broker, agent, or other intermediary has acted for or on behalf of Tytess in connection with the negotiation or consummation of the transactions contemplated hereby, and no fee will be payable by it to any such person in connection with such transactions.

§ 2.25	Investment Representations

Shareholder is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act, is acquiring the shares of Common Stock of WinSonic for his own account, with the present intention of holding such shares for investment and not with a view of participating, directly or indirectly, in any resale or distribution of the shares or any part thereof. By executing this Agreement, each Shareholder further represents that such Shareholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Common Stock of WinSonic. Said Shareholder is not “dealers” of securities (as that term in defined in the Securities Act). Each Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated under this Agreement. Each Shareholder’s financial condition is such that it is able to bear all economic risks of investment in the Common Stock of WinSonic, including a complete loss of its investment therein. Shareholder acknowledges that WinSonic and Tytess have provided Shareholder with adequate access to financial and other information concerning WinSonic as considered necessary or appropriate regarding the Acquisition and the receipt of the Common Stock of WinSonic, and each Shareholder has had the opportunity to ask questions of and receive answers from WinSonic concerning the transactions contemplated by this Agreement and to obtain there from any additional information necessary to make an informed decision regarding an investment in WinSonic.

Each Shareholder is aware that the Common Stock of WinSonic will not be registered under the Securities Act, and that neither the Common Stock of WinSonic nor any interest therein may be sold, pledged, or otherwise transferred unless such transaction or transactions in the Common Stock of WinSonic is or are registered under the Securities Act or qualify for an exemption under the Securities Act. In this connection, each Shareholder represents that it is familiar with Rule 144 of the Securities and Exchange Commission (“SEC”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Each Shareholder understands that the certificates evidencing the Common Stock of WinSonic will bear the following legends, in addition to any legend required by applicable state securities laws:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS COMPLIANCE WITH THE REGISTRATION PROVISIONS OF SUCH ACT HAS BEEN MADE OR UNLESS AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION PROVISIONS HAVE BEEN ESTABLISHED, OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933.”

§ 2.26	Disclosure

No representation or warranty by Tytess or Shareholder in this Agreement or The Tytess Disclosure Schedule contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not false or misleading. There is no fact or circumstance relating specifically to the business or condition of Tytess other than such facts and circumstances as are generally understood to affect Tytess’s industry that could reasonably be expected to result in a material adverse effect that is not disclosed in The Tytess Disclosure Schedule.

Article III.
Indemnification

§ 3.01	Indemnity Against Liabilities

Tytess and Shareholder agree, jointly and severally, to indemnify and hold harmless WinSonic and their respective officers, directors, employees and shareholders (“Indemnities”) against and in respect of any and all:

(a) Claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including legal fees and expenses of counsel chosen by any Indemnitee) as and when incurred arising out of or based upon (A) any breach of any representation, warranty, covenant, or agreement of Tytess or Shareholder contained in this Agreement, (B) any obligation or liability of any nature, accrued or contingent, of Tytess not specifically disclosed to WinSonic in accordance with this Agreement;

(b) Claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including legal fees and expenses of counsel chosen by any Indemnitee) as and when incurred arising out of or based upon the conduct of the business of Tytess prior to the Closing;

(c) Claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including legal fees and expenses of counsel chosen by any Indemnitee) as and when incurred arising out of or based upon the relationship between Tytess and any of its Shareholders, officers, agents, employees, representatives or associates or arising out of or based upon any agreements or negotiations between any such parties; and

(d) Claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including legal fees and expenses of counsel chosen by any Indemnitee) as and when incurred arising out of or based upon the failure of Tytess to obtain the consent of any person whose consent is required to effectuate WinSonic’s right to any of Tytess’s assets under the terms existing prior to the Acquisition.

§ 3.02	Indemnification Procedure

All claims by any Indemnitee under this Article III shall be asserted and resolved as follows:

(a) Notice of Claims. In the event that (i) any claim, suit, action, proceeding (formal or informal) or investigation is asserted or instituted by any person other than the parties to this Agreement which could give rise to any judgment, deficiency, damages, settlement or liability for which Tytess and/or Shareholder could be liable to an Indemnitee under this Agreement (such claim, suit, action, proceeding (formal or informal) or investigation, a “Third Party Claim”) or (ii) any Indemnitee under this Agreement shall have a claim to be indemnified by Tytess and/or Shareholder under this Agreement which does not involve a Third Party Claim (such claim, a “Direct Claim” and, together with Third Party Claims, “Claims”), the Indemnitee shall, with reasonable promptness, send to Tytess and Shareholder a written notice specifying the nature of such Claim and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such Claim) (a “Claim Notice”), provided that a delay in notifying Tytess and/or Shareholder shall not relieve either of them of their obligations under this Agreement except to the extent that (and only to the extent that) such failure shall have caused the losses for which Tytess and/or Shareholder is obligated to be greater than such losses would have been had the Indemnitee given proper notice.

(b) Third Party Claims. In the event of a Third Party Claim, Tytess and Shareholder shall be entitled to appoint counsel of their choice at their expense to represent the Indemnitee and any others Tytess and Shareholder may reasonably designate in connection with such Third Party Claim (in which case neither Tytess nor Shareholder shall thereafter be responsible for the fees and expenses of any separate counsel retained by Indemnitee except as set forth below); provided that such counsel is reasonably acceptable to the Indemnitee. Notwithstanding Tytess’s and Shareholder’s election to appoint counsel to represent an Indemnitee in connection with a Third Party Claim, an Indemnitee shall have the right to employ separate counsel, and Tytess and Shareholder shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel selected by Tytess and Shareholder to represent the Indemnitee would present such counsel with a conflict of interest or (ii) Tytess and Shareholder shall not have employed counsel to represent the Indemnitee within a reasonable time after notice of the institution of such Third Party Claim. If requested by Tytess and Shareholder, the Indemnitee agrees to cooperate with Tytess and Shareholders and their counsel in contesting any Third Party Claim which Tytess and Shareholder defend, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person.

(c) Settlement of Claims. Tytess and Shareholders shall not, without the written consent of the Indemnitee (which consent shall not be unreasonably withheld), (i) settle or compromise any Claims or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Claim of all Indemnitees affected by such Claim or (ii) settle or compromise any Claim if the settlement imposes equitable remedies or material obligations on the Indemnitee other than financial obligations for which such Indemnitee will be indemnified hereunder. No Claim that is being defended in good faith by Tytess and Shareholder in accordance with the terms of this Agreement shall be settled or compromised by the Indemnitee without the written consent of Tytess and Shareholders (which consent shall not be unreasonably withheld).

(d) Direct Claims. In the event of a Direct Claim, Tytess and Shareholders shall notify the Indemnitee within thirty (30) business days of receipt of a Claim Notice whether or not Tytess and Shareholder dispute such claim.

(e) Access. From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of Tytess and Shareholder, each Indemnitee shall grant Tytess and Shareholders and their representatives all reasonable access to the books, records and properties of such Indemnitee to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions, which will not unreasonably interfere with the business and operations of such Indemnitee. Tytess and Shareholder will not, and shall require that its representatives do not, use (except in connection with such Claim Notice) or disclose to any third person other than the Indemnitee’s representatives (except as may be required by applicable law) any information obtained pursuant to this Section 3.02(e) which is designated as confidential by an Indemnitee.

§ 3.03	Survival

All representations, warranties, covenants and obligations in this Agreement, The Tytess Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Acquisition. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

Article IV.
Closing Deliverables to WinSonic

The obligations of WinSonic under this Agreement are subject to the delivery by Tytess and Shareholder (or waiver thereof by WinSonic), at or before the Closing, of the following:

§ 4.01	Accuracy of Representations and Warranties and Compliance With Conditions

  (a)  All representations and warranties of Tytess and its Shareholders set forth in this Agreement, the Tytess Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language and regardless of knowledge or lack thereof on the part of Tytess or its Shareholders or changes beyond the control of either or both of them;

(b)  As of the Closing, Tytess and its Shareholders shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by either of them at or before such time by this Agreement; and

(c)  WinSonic shall have received a certificate confirming the foregoing, substantially in the form of Exhibit A annexed hereto, signed by Cedric T. Drayton in his capacity as the Owner of Tytess and dated the date of the Closing.

§ 4.02	Financial Statements from Tytess’s Accounting Firm

Tytess shall have delivered to WinSonic financial statements prepared by Kim & Company, Inc, Tytess’s Accounting Firm, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

§ 4.03	Other Closing Documents

Tytess shall have delivered to WinSonic at or prior to the Closing such other documents (including certificates of officers of Tytess) as reasonably requested in order to enable WinSonic to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

§ 4.04	Review of Proceedings

All actions, proceedings, instruments, and documents required to carry out this Agreement, The Tytess Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement or incidental to any of them and all other related legal matters shall be subject to the reasonable approval of WinSonic, and Tytess and Shareholder shall have furnished WinSonic such documents as such may have reasonably been requested for the purpose of enabling them to pass upon such matters.

§ 4.05	No Legal Action

There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

§ 4.06	No Governmental Action

There shall not have been any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole judgment of WinSonic, is reasonably likely to: (a) make any of the transactions contemplated by this Agreement illegal; (b) result in a delay in the consummation of any of the transactions contemplated by this Agreement; (c) require the divestiture by WinSonic of a material portion of its business or any of its subsidiaries; (d) impose material limitations on the ability of WinSonic to effectively exercise full rights of ownership with respect to the properties and assets of Tytess; or (e) otherwise prohibit, restrict or delay consummation of any of the transactions contemplated by this Agreement or impair the contemplated benefits to WinSonic of the transactions contemplated by this Agreement.

§ 4.07	Inventory

An itemized inventory shall have been prepared on the Closing Date based upon physical observation by a representative of WinSonic and a representative of Tytess.

§ 4.08	Other Agreements

Any and all agreements to be executed after this Agreement is executed but before the Closing Date shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Closing, shall be in full force, valid and binding upon the parties thereto, and enforceable by them in accordance with their terms at the Closing Date, and no party thereto at any time from the execution thereof until immediately after the Closing Date shall have been in violation of or in default in complying with any material provision thereof.

§ 4.09	Personnel

The individuals set forth on Section 2.15(a) of The Tytess Disclosure Schedule and designated by WinSonic to continue employment at Tytess following the Acquisition shall at the Closing Date be actively engaged in the performance of their existing duties for Tytess and shall not have evidenced any intention not to continue employment subsequent to the Closing Date.

§ 4.10	Releases

WinSonic shall have received at or prior to the Closing Date from each person who is, who before the Closing Date becomes, or who at any time between that date which is one year prior to the date this Agreement is executed and the date this Agreement is executed was, a Shareholder, or officer of Tytess, a general release, dated the date of the Closing Date, substantially in the form of Exhibit B annexed hereto.

§ 4.11	Corporate Records

WinSonic shall have received at or prior to the Closing Date the original corporate minute book, stock ledger, stock certificate book, corporate seal and other related corporate records and documents of Tytess, along with the signed resignation, effective as of the Closing Date, of the officers and directors of each of them. In addition, WinSonic shall have received a copy of signed bank and financial institution signature cards of Tytess. WinSonic shall also have received all keys to the leased premises of Tytess and physical control and custody of all of the business assets and property of Tytess.

§ 4.12	Shareholder Approval

Shareholder shall have approved of this Agreement and the Acquisition and such approval shall not have been revoked, modified or superseded in any way and shall remain in full force and effect on the Closing Date.

Article V.
Closing Deliverables to Tytess and Shareholder

The obligations of Tytess and Shareholder under this Agreement are subject to the delivery by WinSonic (or waiver thereof by Tytess and Shareholder), at or before the Closing, of the following:

§ 5.01	Other Closing Documents

WinSonic shall have delivered to Tytess or Shareholder at or prior to the Closing Date such other documents as Tytess or Shareholders may reasonably request in order to enable Tytess and Shareholder to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

§ 5.02	No Legal Action

There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

Article VI.
Covenants

Tytess and its Shareholders covenant and agree as follows:

§ 6.01    Access to Records

Tytess will afford, and Shareholder will cause them to afford, the officers, employees, counsel, agents, accountants, and other representatives of WinSonic, lenders, investors, and prospective lenders and investors free, full and unfettered access to the plants, properties, books, and records of Tytess, will permit any of them to make extracts from and copies of such books and records, and will from time to time furnish any of them with such additional financial and operating data and other information as to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Tytess as they from time to time may request.

§ 6.02    Conduct of Business

Tytess will conduct its affairs, and Shareholder will cause Tytess to conduct its affairs, so that at the Closing Date no representation or warranty of Tytess or its Shareholders will be inaccurate, no covenant or agreement of Tytess or Shareholder will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of Tytess or any of its Shareholders. Until the Closing Date or the earlier rightful termination of this Agreement, Tytess and its Shareholders will use, and Shareholder will cause Tytess to use, their best efforts to preserve the business of Tytess intact, to keep available the services of their present personnel, to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements, and understandings of Tytess, and to preserve the goodwill of their suppliers, customers, and others having business relations with any of them. Until the Closing Date or earlier rightful termination of this Agreement, Tytess will conduct, and Shareholder will cause Tytess to conduct, its business and operations in all respects only in the ordinary course and in accordance with past practice.

§ 6.03    Advise of Changes

Until the Closing Date or the earlier rightful termination of this Agreement, Tytess and its Shareholders will immediately advise WinSonic in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, the Tytess Disclosure Schedule or an exhibit hereto, which (if existing and known at any time prior to or at the Closing Date) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing Date) would cause a condition to any party’s obligations under this Agreement not to be fully satisfied.

§ 6.04    Other Proposals

Until the Closing Date or earlier rightful termination of this Agreement, neither Tytess nor its Shareholders shall, nor shall either of them authorize or permit any employee, counsel, agent, investment banker, accountant, or other representative of any of them to, directly or indirectly: (a) initiate contact with any Person in an effort to solicit any Purchase Proposal (as hereinafter defined); (b) cooperate with, or furnish or cause to be furnished any non-public information concerning the business, properties, or assets of Tytess to, any Person in connection with any Purchase Proposal; (c) negotiate with any Person with respect to any Purchase Proposal; or (d) enter into any agreement or understanding with the intent to effect a Purchase Proposal. Tytess and its Shareholders will immediately give written notice to Parent and Acquisition Sub of the details of any Purchase Proposal of which any of them becomes aware.

For the purposes of this Agreement, the term “Purchase Proposal” shall mean any proposal, other than one contemplated by this Agreement, (i) for a Acquisition, consolidation, reorganization, or other business combination involving Tytess, (ii) for the acquisition of any interest in the equity of Tytess, (iii) for the acquisition of the right to cast any votes on any matter with respect to Tytess, (iv) for the acquisition of a substantial portion of any of their respective assets other than in the ordinary course of their respective businesses or (v) the effect of which may be to prohibit, restrict, or delay the consummation of any of the transactions contemplated by this Agreement or impair the contemplated benefits to WinSonic or the Subsidiary of the Acquisition.

Article VII.
Miscellaneous

§ 7.01	Further Actions

At any time and from time to time, each party agrees, at its or his expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

§ 7.02	Availability of Equitable Remedies

Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Closing, in addition to any other right or remedy available to it, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement, and in either case no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

§ 7.03	Modification

This Agreement, The Tytess Disclosure Schedule, and the Schedules and Exhibits hereto set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements among them concerning such subject matter, including, without limitation, that certain MOU ( Memorandum of Understanding) by and among WinSonic, Tytess and Shareholder dated as of October 16, 2006 (the “Prior Agreement”), and may be modified only by a written instrument duly executed by each party. Any prior written agreements or forms executed by the parties, including, without limitation, the Prior Agreement, are hereby repudiated and declared void ab initio.

§ 7.04	Notices

All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given only if mailed, certified return receipt requested, or if sent by Federal Express or other well recognized private courier (“Courier”) or if personally delivered to, or if sent by fax with the original thereof sent by Courier to:

If to the Parent:

WinSonic Digital Media Group, Ltd., Inc.
Attention: Winston Johnson, CEO
101 Marietta Street, Suite 2600
Atlanta, Georgia 30303
Telephone: (404) 230-5705
Facsimile: (404) 230-5710

With a copy to:

Janice F. Alfred, Esq
Director, Legal/Business Affairs
Telephone: (404) 230-5705
Facsimile: (404) 230-5710

If to Tytess or Shareholder:

Tytess Design and Development, Inc.
Attention: Cedric T. Drayton
2216 Granade Rd. SW
Conyers, GA 30094

All notices, requests and other communications shall be deemed received on the date of acknowledgment or other evidence of actual receipt in the case of certified mail, Courier delivery or personal delivery or, in the case of fax delivery, upon the date of fax receipt provided that the original is delivered within two (2) business days. Any party hereto may designate different or additional parties for the receipt of notice, pursuant to notice given in accordance with the foregoing.

§ 7.05	Waiver

Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by or on behalf of the waiving party.

§ 7.06	Joint and Several Obligations

The representations, warranties, covenants, and agreements of Tytess and Shareholder in this Agreement are joint and several.

§ 7.07	Binding Effect

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall inure to the benefit of the Indemnitees and their respective successors, assigns, heirs, and personal representatives.

§ 7.08	No Third-Party Beneficiaries

This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except to the extent provided in Article III hereof).

§ 7.09	Separability

If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

§ 7.10	Headings

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

§ 7.11	Governing Law; Jurisdiction; Venue

This Agreement shall be governed by and construed in accordance with the law of the State of Nevada, without reference to its principles of conflicts of laws.  Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts located in Fulton County, Georgia for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, irrevocably waives the defense of an inconvenient forum with respect thereto, and agrees not to commence any such claim or action other than in the above-named courts.

§ 7.12	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date first written above.

PARENT: WinSonic Digital Media Group, Ltd., Inc.	SUBSIDIARY: Tytess Design and Development, Inc.

By: /s/ Winston D. Johnson	By:	/s/ Cedric T. Drayton
Winston Johnson Chairman/CEO		Cedric T. Drayton Owner

SHAREHOLDER:

By:	/s/ Cedric T. Drayton
Name